UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 11, 2004

SEMITOOL, INC.
(Exact name of registrant as specified in its charter)

Montana	0-25424	81-0384392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

655 West Reserve Drive Kalispell, Montana	59901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (406) 752-2107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 11, 2004, Semitool, Inc. (“Semitool”) entered into a Settlement Agreement (the “Settlement Agreement”) with Novellus Systems, Inc. (“Novellus”) settling patent litigation between the parties in the United States District Court for the District of Oregon (Case No. CV-01-874-BR) (the “Litigation”). The Settlement Agreement is effective as of October 8, 2004, provides for the payment by Novellus of $2.9 million to Semitool and includes additional covenants and restrictions related to the patents in dispute in the litigation and the resolution of future patent disputes.

The parties agreed to dismiss with prejudice their respective claims in the Litigation, without either party admitting any liability. In addition, Novellus provided covenants not to sue Semitool for any infringement of the four counterclaim patents it asserted in the Litigation based on acts either prior to, or after, the effective date of the Settlement Agreement, and Semitool provided a covenant not to sue Novellus for any infringement of the patent it asserted in the Litigation based on acts which occurred prior to the effective date of the Settlement Agreement.

The parties also agreed to certain dispute resolution procedures in the event of any future patent disputes.

The Settlement Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by this reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 7.01 Regulation FD Disclosure.

On October 13, 2004, Semitool, Inc. issued a press release, the text of which is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into the filings of the Company under Securities Act 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

      (c) Exhibits:

      Exhibit No.        Description

      Exhibit 10.1        Settlement Agreement between Semitool, Inc. and Novellus Sysytems, Inc.

      Exhibit 99.1        Press Release issued by Semitool, Inc. dated October 13, 2004.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 13, 2004	SEMITOOL, INC. (Registrant) By: /s/Larry A. Viano —————————————— Larry A. Viano Chief Financial Officer